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                                                                    Exhibit 99.3


Contact:  John P. Saldarelli
          Secretary and Treasurer
          (914) 242-7700

                              FOR IMMEDIATE RELEASE


                       AMERICAN REAL ESTATE PARTNERS, L.P.
                          REPORTS FIRST QUARTER RESULTS



Mount Kisco, New York, May 15, 2003 - American Real Estate Partners, L.P. (NYSE:ACP) today reported the following first quarter financial results:

For the first quarter of 2003, diluted earnings per weighted average limited partnership unit outstanding decreased from $.33 in 2002 to $.18 in 2003.

Earnings decreased from $18,822,000 in the first quarter of 2002 to $10,483,000 in the first quarter of 2003 primarily due to decreased earnings from land, house and condominium operations, decreased equity in earnings of GB Holdings, Inc. and a write-down of equity securities.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments with a primary focus on office, retail, industrial, hotel, gaming, and residential properties.

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FOR IMMEDIATE RELEASE


                       AMERICAN REAL ESTATE PARTNERS, L.P.
                          REPORTS FIRST QUARTER RESULTS

                        CONSOLIDATED RESULTS OF EARNINGS
                  In thousands of dollars except per unit data


First quarter ended March 31,                         2003              2002
-----------------------------                         ----              ----
      (unaudited)
Revenues                                         $     64,255       $     78,419
                                                 ============       ============

Operating income                                 $     10,506       $     17,183

Provision for loss on real estate                        (200)              --

Write-down of equity securities                          (961)              --

Gain on sales and disposition
   of real estate                                       1,138              1,639
                                                 ------------       ------------
Net earnings                                     $     10,483       $     18,822
                                                 ============       ============
Net earnings per L.P. unit:

   Basic:
     Net earnings                                $        .20       $        .38
                                                 ============       ============

Weighted average units
    outstanding                                    46,098,284         46,098,284
                                                 ============       ============

   Diluted:
     Net earnings                                $        .18       $        .33
                                                 ============       ============

Weighted average units and
   equivalent units outstanding                    55,641,655         56,377,391
                                                 ============       ============


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